Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: May. 01. 2008 / 4:30PM ET

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
CORPORATE PARTICIPANTS
Jon Puckett
Affiliated Computer Services — VP, IR
Lynn Blodgett
Affiliated Computer Services — President, CEO
Tom Burlin
Affiliated Computer Services — COO
Kevin Kyser
Affiliated Computer Services — CFO
CONFERENCE CALL PARTICIPANTS
Julio Quinteros
Goldman Sachs — Analyst
George Price
Stifel Nicolaus — Analyst
Jim Kissane
Bear, Stearns & Co. — Analyst
David Grossman
Thomas Weisel Partners — Analyst
Adam Frisch
UBS — Analyst
Bryan Keane
Credit Suisse — Analyst
Moshe Katri
Cowen and Company — Analyst
PRESENTATION
Operator
Good afternoon. Welcome to the Affiliated Computer Services Third Quarter Fiscal year 2008 conference call.
Now, I would like to turn the call over to Mr. Jon Puckett, Vice President, Investor Relations.
Jon Puckett - Affiliated Computer Services — VP, IR
Thank you. Good afternoon and thank you for joining us today to discuss our Third Quarter Fiscal Year 2008 results. Today on the call we have Lynn Blodgett, President and Chief Executive Officer; Tom Burlin, Chief Operating Officer; and Kevin Kyser Chief Financial Officer.
As always, I must caution everyone that any statements on this call that are not historical facts may be considered forward-looking statements within the meaning of the Federal Securities laws. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed and/or implied by these statements.
Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s website, from the ACS website or from ACS Investor Relations.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
We have also provided a presentation on our website that we will refer to during our discussion. We will reference certain non-generally accepted accounting principal financial measures which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principals on the Investor Relations page at www.acs-inc.com.
And finally, we disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. I will now turn it over to Lynn Blodgett our Chief Executive Officer, who will provide a summary of the significant events during the quarter.
Lynn Blodgett - Affiliated Computer Services — President, CEO
Thanks Jon, and thanks to everyone for joining us today. I am very proud of our teams for the outstanding results they produced for third quarter. I’m often reminded of the more than 63,000 very dedicated people around the globe who work hard each day to serve our customers and to make ACS successful. Let me cover some of the highlights of the quarter on Slide No. 3. Signings were $245 million with total contract value of $1.1 billion.
The most encouraging thing to me about the sales performance this quarter was that, for the first time since June of 2006, both Commercial and Government had positive growth in trailing 12 month signings. Secondly, all of our lines of business contributed to our signing results so that we are building a broad base for growth.
Our adjusted earnings per share were solid at $0.91 and represent 17% growth over the prior year.
Our free cash flow was outstanding at $161 million or 10% of revenue. Our internal revenue was about $10 million less than I had hoped that we would achieve, but internal growth was still healthy at 5%.
Kevin will give you more details on where we anticipate revenue growth, earnings and cash flow to be in his portion of the presentation.
Finally, our renewal rates for the quarter were excellent and bring our year-to-date renewal rates to 92%. This means that year-to-date annual recurring signings are $591 million with total contract value of $2.5 billion.
Year-to-date renewals equal $434 million, and a total contract of $1.8 billion. New business signings and renewals total over $1 billion in annual recurring revenue and a total contract value of $4.3 billion.
While we have much more to do, I am pleased with the direction that we’re heading.
As I stated before, we have adopted a concept we call ‘divide and conquer’ where we narrow our leader’s scope of responsibility to allow them to focus more directly and effectively. I’ve followed this and have focused on sales, while asking our Tom Burlin, our Chief Operating Officer, to focus on operations. Tom will address our operations in his section. Now let me give you more detail on sales.
Please turn to Slide No. 4. Our Government segment had very strong signings of $155 million of annual recurring revenue, or 63% of the total signings this quarter. Let me give you some examples of signings in our various verticals.
In State and Local, we signed a new electronic benefits transfer contract with the California Health and Human Services Department. In Federal, Comerica teamed with ACS to provide card processing and customer support to the US Department of Treasury. In Healthcare, we signed a new MMIS contract with TennCare. In Transportation, we signed a new contract to provide traffic management to the Kingdom of Saudi Arabia, continuing our expansion in the international transportation market. As a result of the strong quarter, Government trailing 12 months signings grew by 16%.
Commercial signings represented 37% of the third quarter new business. In Telecommunications we signed a large service expansion in wireless customer care. In Manufacturing we signed a significant new logo, finance and accounting deal. In Healthcare, we signed a new IT outsourcing contract with a major hospital in the Southwest. We also signed service expansions with existing clients across many verticals. Commercial trailing 12 month new business signings increased by 31%.
New business signings by service line were 84% BPO and 16% Information technology solutions.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
I am very pleased with our strong signings over the last two quarters. As we have endeavored to communicate in the past, signings are lumpy and can fluctuate from quarter to quarter. That being said, I am confident that fiscal year 2008 signings growth will range from between 25% to 30% over the prior fiscal year.
Our strong third quarter performance drove year-to-date renewal rates to 92%. Renewals for the quarter totaled $195 million of annual recurring revenue with total contract value of $562 million. Of note in the quarter, we renewed and expanded our ITO contract with Nike for 5 years with total contract value of $210 million, we also renewed a major BPO contract in the Federal market. We are proud to continue to serve these great customers.
Please turn to Slide No. 5. Our new business pipeline remains strong and broad at $1.8 billion of annual recurring revenue as of March 31 of 2008. This is the second largest pipeline we have ever pursued, even with the strong signings we have experienced over the past two quarters.
By segment, Commercial comprised approximately 69% of the pipeline with the remaining 31% in Government. By service line, 74% of our pipeline is BPO business and approximately 26% is ITO, which is consistent with our overall business mix.
In Commercial, we’re seeing opportunities in healthcare, in telecommunications, manufacturing and finance and accounting.
In Government, we’re seeing pipeline strength in transportation, healthcare and state and local.
I am proud of our third quarter results, but we are equally focused on building the Company for the long term. I would like to share with you some things I think are key to ACS’ long term success. Please turn to Slide No. 6. ACS is a vertical BPO solutions company. Our long term success is built on several principles:
First, identify attractive solutions that can be leveraged across many customers. We have built the Company to identify and attack markets that have attractive growth opportunities and can be served by a common leverage-able solution. For example, eight years ago we identified Medicaid as a vertical market that was rich with opportunity. Through a key acquisition which we then grew successfully, we’ve become a leading provider to the Medicaid market, and have built a business with revenues in excess of $600 million. We have done this by building a strong technology and service platform that we utilize in 13 states. But using this base solution to win many states is only part of the answer.
Second, is keeping our solution fresh and vibrant through innovations and acquisitions so our opportunities will continue to grow. In government healthcare, in addition to our success in the Medicaid market, we’ve acquired three additional leverage-able solutions, such as the pharmacy prior-authorization tools, electronic health card tools, and other health informatic capabilities that have all contributed to our growth in this vertical market. Internally, we have developed a solution for the electronic health record that is providing us with additional opportunities. By utilizing this principle, we have been able to build our government healthcare vertical to provide various leverage-able healthcare BPO services to 38 states. Our ability to innovate and expand our services helps to ensure we exceed our customers’ expectations today and provide them with solutions for the future.
The third principle is that we must continue to add new verticals that open new markets and provide us with leverage-able solutions. Mergers and acquisitions are a core competency to ACS, and we are using that capability to add new services and to open new markets.
Next, in order to achieve our long-term success we must never let up operationally or financially. We understand that at the end of the day, the best operator wins. Our focus is on reducing costs and delivering outstanding service to our clients and getting paid for the important work we do. Our hustle and work harder than the competition philosophy must continue.
Our organization structure is also an important element of our success. Our goal is to organize ourselves in a way that keeps us nimble and accountable. As I said earlier, we call this divide and conquer. Divide and conquer provides our leaders with reduced span of control in order to provide increased focus on operations and financial results. To illustrate this, we recently promoted Derrell James in ITO and Michael Huerta in Transportation to Executive Vice President and Group President in recognition of their achievement and to provide increased focus on these operations.
Next, we must sell more. We are investing in sales with more feet on the street, with more emphasis on customer retention, with a greater focus on selling to our base, with better tools and more timely tracking of sales activities and more attention from senior management. Our signings must continue to increase.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Next, we must focus on our people. Since the forming of the company, one of the key principals of ACS is that the most important thing we can do is to ensure that our people are happy and motivated. We know that happy and motivated people deliver superior service to our customers, which causes them to give us more business. This in turn, translates into better returns and therefore happy shareholders. We are spending more time, money and energy on training, and we are fully engaged in a leadership mentoring program, which is strengthening our next generation of leadership.
Let me add one note to our formula for success. The final key to our formula is to do it again. We have a repeatable process that we have replicated over and over. Our ability to repeat this process provides us with almost limitless opportunities for expansion into future vertical markets. I am confident that our formula works, and that as we follow it, we will be successful.
Now, let me turn it over to Tom Burlin who will provide an operational overview.
Tom Burlin - Affiliated Computer Services — COO
Thanks, Lynn. Please turn to slide 9. I’ll begin by reviewing our segment performance, starting with Commercial. Total revenue growth for the Commercial segment was 8% for the quarter. internal revenue growth was 5%. Commercial growth was driven by increased volumes year-over-year and sequentially in our Telecommunications vertical in Wireless customer care. ITO grew year-over-year and sequentially due to growth in new and existing clients. Our HR business grew year-over-year across all service lines while the sequential growth in HR was driven by consulting.
Turning to profitability, on an adjusted basis, year-over-year adjusted operating margins declined by approximately 100 basis points, and sequentially by 40 basis points due to start-up losses associated with the ramp of new business.
Please turn to slide 10. Lynn spoke of innovation through acquisitions as a core competency of ACS to deepen our service offerings and extend our capabilities to new markets. This past quarter we closed four acquisitions and announced two more after the quarter ended. Two of these acquisitions were in our Commercial ITO business, syan which I covered last quarter, and sds, a Germany-based provider of data center, infrastructure services and application-related solutions. The addition of this company is the logical next step in servicing our existing multi-national clients and to increasing our ability to provide IT support to our vertical BPO offerings.
sds has a solid base of recurring revenue that is similar to ACS’ recurring revenue model.
We are pleased with the talented leadership we’re bringing on, and their expertise in the German and European markets will help us expand our international presence and capabilities.
We acquired sds for approximately $63 million and it was reported in the Commercial ITO business beginning in the third quarter. It’s trailing 12 month revenue was approximately $40 million, and it’s historical operating margins are higher than our corporate average. We anticipate this acquisition will be modestly accretive to earnings during the first 12 months post-deal.
The German IT services market is forecast to grow at approximately 10% over the next several years, and is highly fragmented with no dominant IT service provider.
Also in our Commercial area we acquired Communications Development Inc. to enhance our offerings to the commercial transportation industry.
Finally, earlier this week we announced the acquisition of CompIQ to broaden our service offerings in the healthcare payer market.
If you’ll now turn to slide 11. We have received numerous questions about our student loan business over the past several weeks, so let me take a moment and address your questions. We service student loans in both the government and commercial segments. Our government segment provides 100% of the student loan processing services to the Department of Education under the Common Services for Borrowers contract. Under this contract we service 6.6 million Federal Direct Student Loans as well as about 2.5 million defaulted loans from a number of loan programs. In Commercial, we service 2.6 million loans that have an average life of 7 years under the Federal Family Education Loan program, FFEL or the indirect loans on behalf of various financial institutions. While these numbers are significant, it is only a fraction of the total volume of indirect loans.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Due to tightened credit markets and the reduction of government subsidies, many lenders have stopped providing new loans under the indirect program. While the exit of indirect lenders will put pressure on top line growth of our commercial student loan business, we still have a significant installed base of the 2.6 million student loans that we will continue to service regardless of new originations. It might be surprising to you that our loan volume has actually continued to increase in face of this changing market, and that we have been able to maintain our operating margins while prudently managing this business.
Another development we are monitoring in the student loan market is the potential for incremental loan volume from the Direct Program. As fewer lenders provide indirect loans, the schools currently participating in the indirect loan program could move to the direct loan program.
If you will now turn to slide 13, and I’ll review the Government segment. Government segment total revenue grew 6% excluding divestitures, with 5% internal growth for the third quarter. Year-over-year revenue growth was driven primarily by the ramp of the eligibility contract we signed last fiscal year and growth in our transportation business, primarily in airport and urban parking, as well as in the toll collection business.
Sequentially revenue increased as we ramped our new MMIS business, and enrollment broker business in our Government Healthcare Solutions group.
On an adjusted basis, Government operating margins decreased approximately 90 basis points year-over-year and 160 basis points sequentially. Year-over-year margins declined primarily due to the ramp of the Indiana eligibility contract and lower non-recurring revenue profit in our unclaimed property business.
The unclaimed property business also impacted sequential operating margins as well as the ramp of new business in our Government Healthcare Solutions group. This decline is consistent with what we expected for this quarter.
I will now turn to slide 14. Continuing with the review of acquisitions as a formula for success, subsequent to March 31 of 2008, we announced our intent to acquire the Transportation Management Systems, or TMS business, from Orbital Sciences Corporation. TMS is the United States’ leading provider of Global Positioning Systems, or GPS, fleet management systems which is the fastest growing segment of the transit market. We anticipate this acquisition will strengthen ACS end-to-end transit service offerings beyond our current European-based fare collection solution. Due to minimal client overlap, we believe the acquired customer base and technology solutions should provide us with opportunity to sell additional services. With this acquisition, we expect to gain significant experience in the transit market.
The purchase price for TMS is approximately $43 million and its trailing 12 month revenue was approximately $50 million, with operating margins that are below our corporate average. Once closed, we anticipate modest earnings accretion from this acquisition during the first 12 months under ACS.
The fixed route transit market has experienced strong growth in the United States due to the state’s increased investment in the public transportation systems, which has grown 15% over the past decade. Market estimates continue to forecast significant growth in this area. We believe the combination of TMS and ACS will provide a strong technology platform that we can leverage across multiple customers in the transportation vertical.
In summary, we had a solid quarter operationally. We grew revenue in both segments. As we expected, our margins declined as we incurred incremental front costs related to ramping new business. This is the typical margin pressure we see with new business. We closed four acquisitions this quarter that broadened our global capabilities, and strengthened our horizontal and vertical markets. I’m pleased with our results, and I am confident in our future.
Now let me turn it over to Kevin who will take you through the financials.
Kevin Kyser - Affiliated Computer Services — CFO
Thanks, Tom. Please turn to slide 16, and I will spend a moment on our financial trends. Revenue for the third quarter was $1.54 billion and represented 7% total revenue growth and 5% internal growth.
Consolidated adjusted operating margins were 11.2% for the quarter and in-line with our expectations. As anticipated, our segment operating margins were impacted by startup costs associated with new business and lower profit from our unclaimed property business. Our corporate G&A expenses were down this quarter due primarily to lower procurement costs, day-to-day legal expenses and deferred compensation costs. Adjusted

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
diluted earnings per share was $0.91 for the quarter and exceeded our expectations due to lower interest rates during the quarter, foreign currency exchange gains and a slightly lower effective tax rate than expected.
Please turn to Slide No. 17. We provided reported and adjusted non-GAAP results for the third quarters of fiscal 2007 and 2008.
We have adjusted our reported results for the ongoing stock option investigation and costs related to the potential buyout. In addition, we have excluded the impact of a legal settlement that occurred in both periods. We believe this better reflects the operating results and mirrors the way management views the business.
Our adjusted pre-tax profit was $138 million and grew 12% over the prior fiscal year.
Adjusted pre-tax profit was driven by growth in operating income and lower interest expense. A portion of our existing debt is subject to floating interest rates and the year-over-year decline in the LIBOR rate yielded interest expense savings.
The effective tax rate during the third quarter of fiscal year 2008 was 36% and slightly better than our expectations due to the positive settlement of certain FIN48 tax positions.
Adjusted non-GAAP EPS of $0.91 grew 17% year-over-year due to the growth in operating income, lower interest expense and a lower weighted average share count from share repurchases completed earlier this year. Please turn to slide 18, and I will cover our year-to-date results. Revenues for the first nine months of fiscal year 2008 were $4.5 billion and represented 7% total growth and 5% internal growth. Adjusted operating income was $508 million and represented 6% growth over the prior fiscal year. Adjusted operating margins were 11.2% compared to 11.3% in the prior fiscal year. Adjusted diluted earnings per share was $2.58 and represented 15% growth over the prior fiscal year.
Please turn to slide 19. Cash flow was strong in the third quarter. Operating cash flow was $229 million, or 15% of revenue, and free cash flow was $161 million, or 10% of revenue. These results were driven by improved cash collection on A/R and a resulting two day reduction in our day sales outstanding. Lower capital expenditures and additions to intangibles are also helping to drive higher free cash flow. I would not expect this trend in CapEx to continue as our strong new business signings will begin to ramp and we will spend the capital we have committed to these new contracts.
For the first nine months of fiscal 2008, we have generated $560 million of operating cash flow, or 12% of revenue. Free cash flow for the first nine months was $342 million, or 8% of revenue. Free cash flow grew by 172% over the prior year. Recall that at this time last year we were short to our cash flow targets and we delivered with a record fourth quarter. Due to the fact that we arre on target to hit our free cash flow metrics for the year, I would expect the fourth quarter free cash flow to be in the 6% to 8% range and not as back-end loaded as the prior year.
I have recapped our major balance sheet categories on slide 20 as well as the most significant fluctuations from December. I will not spend much time here as most of the movement in our balance sheet can be attributed to the four acquisitions we closed this quarter. Accounts payable increased $43 million due to the timing of payments. Our deferred tax liabilities increased $42 million compared to December due to an increase in deferred tax expense. This increase can be largely attributed to accelerated depreciation from the recently enacted economic stimulus package, an increase in un-billed A/R, amortization of goodwill and opening balances of the acquired entities. Turn to slide 21 and let me spend a moment discussing what drives revenue growth at ACS. With a high percentage of our business under long-term contracts, the key indicator of internal revenue growth is new business signings. It generally takes 9 to 12 months for signings to fully ramp to revenue, but this is dependent on the type of work we sign. For example, we have had great success in winning nearly $200 million of government health care and electronic payment business this year. This type of business takes about 6 months longer than average to ramp. While our near term revenue growth will be impacted from the slower ramp, these are great long term contracts. The second variable in revenue growth depends upon our success in renewals every quarter. Our contracts average five years in length, so 20% of our recurring revenue comes up for renewal each year. We target a 90% renewal rate and typically give a modest discount in exchange for a longer term contract and expanded scope.
Our outstanding renewal rates help ensure that the base business doesn’t erode and contributes to healthy internal revenue growth.
With a high percentage of our revenue tied to transaction volumes, this is another variable in the revenue growth equation. We have a variety of transactions including loans serviced, number of calls answered, claims processed and traffic violations issued. Once contracts are fully ramped and in a steady state, while we may see pockets of strength or weakness, transaction volumes across the entire business tend to be neutral to growth.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Another component of growth relates to an area we call non-recurring revenue. Examples of non-recurring revenue are business consulting services in HR and Healthcare, our Systems Integration business, unclaimed property, and other short term projects. We have to go out and sell this each and every day and historically it has grown in line with overall revenue growth.
Finally, acquisitions contribute to revenue growth.
This quarter we closed four acquisitions. I have provided the effective dates these acquisitions were included in our results and their respective trailing 12 month revenue. In addition, I included the two deals announced subsequent to the third quarter. For fiscal year 2009 we believe these deals will provide about 2 points of acquired growth and less that one half point of internal growth. Let me explain how we factor acquisitions into the internal revenue growth calculation. The trailing 12 month revenue of the acquired entity is treated as acquired revenue and is adjusted for known revenue losses. If an acquired entity’s actual results are above or below it’s trailing 12 month revenue run rate, it is either positive or negative to internal revenue growth. This is a methodology that we have consistently applied.
So, as you can see, renewals, volumes and non-recurring revenue help sustain internal growth and acquisitions provide future growth opportunities, but new business signings are the biggest driver of internal revenue growth. With the pickup in new business signings, we are confident our internal revenue growth will increase over the long-term.
Before we go to Q&A let me provide some color on the fourth quarter. For the fourth quarter, we continue to expect similar internal revenue growth to the third quarter. The acquisitions we recently announced should add about two and a half points of growth to the top line. We expect consolidated operating margins to be consistent with the third quarter. We believe we will be $0.01 or $0.02 above the current full year consensus EPS estimates of $3.49.
In summary, the defensive nature of our business is beginning to show in this economic environment. We delivered another strong quarter of bookings that should translate into internal revenue growth acceleration in fiscal 2009. Our focus on working capital management is allowing us to remain flexible in the use of our capital. And lastly, we continue to use our proven acquisition strategy to deepen our vertical BPO services and broaden our geographic reach.
Before we go to Q&A, let me remind everyone we are excited to host our inaugural Institutional Investor Day at the East Side Marriott in New York City on May 15. This will be an opportunity for you to meet our top managers and hear our business strategy. If you have not registered, please contact Jon Puckett in our Investor Relations group and he will provide you with the information.
That is all of the prepared comments I have at this time. Let’s open it up for questions. We have a lot of people on the line so please hold your questions to one per caller.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) Our first question comes from Moshe Katri with Cowen and Company.
Moshe Katri - Cowen and Company — Analyst
Thanks. Nice execution and great booking numbers. You are going to get a lot of questions on EBIT margins for the quarter. I think it’s going to be helpful if you can go into the pluses and minuses that impacted the EBIT margins during the quarter. Maybe talk about the unusual items that you mentioned? What is your outlook for margins? You spoke briefly about fiscal year ‘09 in terms of accelerating internal revenue growth. Are we talking about what levels should we expect? Should we expect the EBIT margins to be back in 11% to 12% range next year?
Lynn Blodgett - Affiliated Computer Services — President, CEO
Thanks, Moshe. First of all we understand the question, and I want to make a comment that you made reference to unusual items. Those are actually things that are part of our overall administrative operating costs. These were normal reductions in stand in our procurement area. You

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
might recall about a year ago we were ramping up that procurement office and function. We’ve had startup costs there that didn’t hit us again this year, and we just saw a nice reduction in our normal day-to-day legal expenses.
The primary pressure on the margins really came at the operating unit. This is in line with what we had expected to happen. We had a pretty good impact from the Indiana eligibility contract, in the government space. That was the biggest thing and accounted for the majority of that decline. And we also had a bit of reduction in our unclaimed property revenue that is a pretty high margin business, and that was a little lower revenue this quarter.
On the commercial side we had start up in our HR business and our F&A business. We had some transactional work where we do a lot of training to ramp up volumes and so on. Those were the things that drove the ship in terms of margin. Again, we hope that we have reflected that accurately last quarter. We certainly understand the question. Now Kevin, I will let you expand if you’d like.
Kevin Kyser - Affiliated Computer Services — CFO
Obviously, there are puts and takes because our business is so diverse. There are puts and takes inside of segments and throughout the business. I think we have commented that we like the fence post of 11% to 12%. We have not changed our view on that. We still think that that is achievable based on all of the new business that I have been seeing. We like that 11 to 12% range.
Moshe Katri - Cowen and Company — Analyst
You also commented that you expected bookings by the end of fiscal ‘08, annualized bookings to be up 25% plus?
Kevin Kyser - Affiliated Computer Services — CFO
I believe the range we gave was 25% to 30%. That would be off of fiscal year ‘07 bookings number of about $607 million.
Moshe Katri - Cowen and Company — Analyst
So you have a pretty good visibility at this point about booking trends so far during the June quarter?
Kevin Kyser - Affiliated Computer Services — CFO
Yes, yes we do.
Lynn Blodgett - Affiliated Computer Services — President, CEO
You know we are pushing on bookings. We are happy that we had a good increase in bookings, but we are not satisfied. We need to keep pushing and raising that target. The markets are good and our ability to provide service is good. We are really optimistic about seeing those numbers increase. The only caveat is this idea that they tend to be lumpy.
We don’t want anybody to panic. All we see is a ‘2’ in front of the number. We are driving bookings up. We are confident they will continue to increase, but we just want you to remember that they can be lumpy.
Moshe Katri - Cowen and Company — Analyst
Thanks. Good job.
Lynn Blodgett - Affiliated Computer Services — President, CEO
You bet. Thanks, Moshe.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Operator
Our next question comes from Julio Quinteros from Goldman Sachs.
Julio Quinteros - Goldman Sachs — Analyst
I want to go back quickly and just in the spirit of all the risk elements out there in the world today.
Walk us back through the non-recurring components of your model on a percentage of revenue basis if possible and, secondly, related to that, what type of seasonality should we expect to see from some of those components you highlighted including the unclaimed component.
Lynn Blodgett - Affiliated Computer Services — President, CEO
That is a great question. We have always put a number out there of 85% of our revenue is recurring about 15% is non-recurring. The reason we chose the vernacular that we did today in just referring to a large percentage is, as an example, we have a large business in our Buck consulting area that is actuarial consulting and the average contracts length, it is a $400 million business, the average contract length is 17 years. Because of the nature of the engagement letters we report that as nonrecurring revenue.
You call it what you want. We think it’s pretty stable revenue that has been there a long long time. That represents $400 million, so you can do the math. We do have some consulting business that is as we mentioned in our systems integration area. We have an SAP operation that has one time revenue what we would consider legitimate one time revenue. You have to go out and sell projects. That type of business is really in the 5 to 10% range. Kevin I’ll let you cover that.
Kevin Kyser - Affiliated Computer Services — CFO
I would say that probably, 5% of our revenue is what we would consider and what you would consider truly discretionary. It is probably that systems integration business. There is some applications development business inside of there. In addition, although we haven’t seen it, I would say that the true consulting business that the non-actuarial consulting business inside of our HR is discretionary. We haven’t seen any softness there, at this point in the year. If I had to put a number on it I would say about 5% of our business.
Julio Quinteros - Goldman Sachs — Analyst
What about seasonality?
Tom Burlin - Affiliated Computer Services — COO
This is Tom. There are two things in our transportation business, we tend to see pick up in lane maintenance, and those sorts of things. Those are activities that tend to take place in the Northeast during finer weather so they are not the winter months that cause those projects to slow down. That said, there is a certain lumpiness to those projects. It is a great business for us for a number of years.
It is a pretty high margin business, so relatively small change in the top line revenue transfers to a fairly significant change in the bottom line. It can change 50 basis points in the quarter if we bring revenue into the unclaimed property. We tend to always get it. As you know we provide that service to all 50 states and Puerto Rico and the District. So, we are a very strong provider there. It is a matter of when we get it, not if we get it.
Julio Quinteros - Goldman Sachs — Analyst
Great. Kevin, quickly on the capital plans specifically on de-leveraging or any comments you can make on buybacks at this point. Thanks.
Kevin Kyser - Affiliated Computer Services — CFO

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Our focus today is on continuing to drive working capital improvements in the business. Driving down DSOs, we were successful in that this quarter with two days. You have been around a long time. We love to remain flexible. I think that is the name of the game in this economic environment, with low interest rates and somewhat tight debt markets.
Those are going to come back at some point. We love remaining flexible. The second quarter, we were buying back shares. The third quarter we were using capital for acquisitions. I think that proves we are flexible and like to be able to take advantage of those opportunities. The acquisition pipeline is attractive today.
I think our M&A group is continuing to look at opportunities to deepen our BPO verticals. To be honest the shares are still attractive at this price. We are going to remain flexible and keep our options open.
Julio Quinteros - Goldman Sachs — Analyst
Thanks guys.
Operator
Next question is from George Price from Stifel Nicolaus.
George Price - Stifel Nicolaus — Analyst
Thanks very much, very good numbers particularly on the bookings. I may have missed something. I want to go back if their were comments that you made on fiscal ‘09 and revenue growth expectations. Given the strong signings that you’ve seen, would you revise your expectations? I think recently you said upper single digit top line growth and low double digit bottom line growth. Would you expect to revise those based on the signings?
Lynn Blodgett - Affiliated Computer Services — President, CEO
No, they’re very good questions. The reality is that our objective long-term is to be able to grow at or slightly above any of the markets that we serve. We said in Commercial that is in the 8% or 9% range and Government is 7%. Our target is to get at those numbers or slightly above. We are not prepared here to raise those expectations. We know that revenue growth is going to accelerate.
We are 5% right now. We are confident that in ‘09 you will see an improvement in that. We expect that in the second half of the year, I can say this at this point that we are confident that you are going to see 7% in the second half. We are trying to be a little bit careful here, because we have got a lot of ramps going on and new business. It’s very, very important we do it right.
It is going to drive growth long-term. Calling that, is it going to be Q1 or Q2? We are being a little conservative.
George Price - Stifel Nicolaus — Analyst
Anything noteworthy that you have visibility on now in fiscal ‘09 that will be a drag? Any contracts like Georgia and Florida Medicaid or other contracts like that?
Lynn Blodgett - Affiliated Computer Services — President, CEO
You know, overall one of the great things about this business is that it is pretty consistent. As Kevin mentioned, 20% of our recurring base renews every year. In that mix you are going to have a few big ones and a bunch of little ones.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
We don’t see anything materially different this year. As I mentioned we renewed Nike this year. That was a major deal. We are thrilled to get that done. We always have a couple of ones we have to make sure we get and some smaller ones. Nothing out of the ordinary. Tom you want to comment about Georgia?
Tom Burlin - Affiliated Computer Services — COO
Well, I will comment about Florida. Obviously, we indicated when that contract was awarded that it would take a while to make the transition. It has gone about 18 to 24 months past it’s initial predicted date of turnover. I would expect that there will be a similar long tail to the Georgia contracts. If it goes to a turnover, and I think as you know publicly we have protested that award.
We have been providing excellent service to a very good customer in Georgia and while we respect their decision, we’re going to use the administrative and legal means at our disposal to present our case and hopefully prevail in that. Even if that turns your still looking at 36 months or more before the contract turns over. Florida will have an impact next year. But this year we won four new MMIS contracts so overall I expect the healthcare will grow in line with the numbers Lynn represented to you.
George Price - Stifel Nicolaus — Analyst
Last thing real quick. You mentioned, Lynn, that internal revenues were about $10 million less than you hoped. Was curious if you could elaborate as to why. Thanks very much.
Lynn Blodgett - Affiliated Computer Services — President, CEO
We had a little softness in our transactional BPO area, and that impacted us. A bit in our mortgage, we have a couple businesses affected by mortgage. One is in the government/states land records. We provide services for mortgage document processing. Nothing that was drastic but if you look at the cumulative, that is where most of it came from.
George Price - Stifel Nicolaus — Analyst
Great. Thanks very much. Nice numbers
Operator
Our next question comes from Jim Kissane from Bear Stearns.
Jim Kissane - Bear, Stearns & Co. — Analyst
Thanks, good job guys. Is it possible to walk through the margin profile of the new business you signed in the quarter by segment? I know in the past you had done that.
Lynn Blodgett - Affiliated Computer Services — President, CEO
You bet —
Kevin Kyser - Affiliated Computer Services — CFO
Yes, Jim, when you look at it, obviously, a big chunk of the new business is on the Government side. In electronic payment, and in healthcare. Obviously those have a very nice operating margin profile.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
So I would say that on an overall basis this quarter’s signings were probably a little higher than we have seen in the past. However, I would caution you that, they are higher but it will take us awhile to achieve those full margin contributions because of the ramp. The ramp phases are longer.
Tom Burlin - Affiliated Computer Services — COO
Not only the ramp but there is both of those businesses while they’re different, they have a characteristic that’s the same, a fairly substantial fixed cost base to the operation. As you go live in those to get past the initial ramp, as volumes grow, you get better leverage in your margins. They tend to ramp over time as they become more mature than the margins will probably be at the high side of the average that we get in the government margins.
Jim Kissane - Bear, Stearns & Co. — Analyst
Kevin I think you touched on the pricing of renewals. Was there an unusually high percentage of renewals in the quarter?
Kevin Kyser - Affiliated Computer Services — CFO
No, I think it was right in line with where we expected. The renewals represented about $200 million of annual recurring revenue in the quarter.
Jim Kissane - Bear, Stearns & Co. — Analyst
The pricing trends there?
Kevin Kyser - Affiliated Computer Services — CFO
Nothing. We are not seeing a significant pressure on pricing. It is the normal pricing environment. I don’t think there is anything out of the norm.
Lynn Blodgett - Affiliated Computer Services — President, CEO
Jim, it is very competitive but it really is no more competitive today than it was several years ago. We can’t get too comfortable in our cost reduction programs. We have to continue to drive that down because the customers expect more for less. That is the adage they live by. We’re in the cost reduction business and have been for a long time. There hasn’t been anything that we have seen that I would consider a material change.
Jim Kissane - Bear, Stearns & Co. — Analyst
Lynn, you emphasized the leverageabilty of your solutions during the conference call. If you look generally at BPO, the market generally, are you seeing more customization relative to the standardized solutions?
Lynn Blodgett - Affiliated Computer Services — President, CEO
No, I think that it is going the other direction. People are willing to put up with a little more standardization to get a lower price. We are still going to be flexible and do what our customers need us to do, but for their benefit and our benefit, anytime we can use the same thing over and over again that is what we are going to try to do. We talked about the Medicaid market and how we continue to leverage those solutions over and over again and our transactional BPO, we have a work flow platform that we have used over and over again.
That is definitely the model. The trick is to make sure you deliver what the customer needs and keep things as standard as you can.
Tom Burlin - Affiliated Computer Services — COO

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
As third party providers and clients given the tough economic times they are looking for faster return time. I think you will see customization usually equates to transformational kinds of actions. I think you’re going to see fewer of those and higher requests for standard solutions that can be implemented quickly with good payback. And that’s our sweet spot.
Jim Kissane - Bear, Stearns & Co. — Analyst
That is great.
Lynn Blodgett - Affiliated Computer Services — President, CEO
Jim, the other thing I hope came across in my comments. We have a wonderful formula within the Company. And it is that we know how to go out and look for a new vertical. We know how to get it. We are pretty good at acquisitions. We can acquire a nice platform, we have a good sales engine and a good operating engine to apply to that and turn it into a nice repeatable deal.
I feel so bullish about it, because that gives us if we see softness in a given vertical over a long period of time, it is not the end of the world. We are very flexible that way and the Company tends to morph over time and make sure it is addressing markets that need us.
Jim Kissane - Bear, Stearns & Co. — Analyst
Sounds great, thank you.
Operator
Our next question comes from David Grossman with Thomas Weisel Partners.
David Grossman - Thomas Weisel Partners — Analyst
Thank you. Given the relatively strong bookings and things that have accompanied that, do you think that you can stay within your band of free cash flow of 6% to 8% without dramatic contribution from working capital next year?
Kevin Kyser - Affiliated Computer Services — CFO
David, this is Kevin, I really do. I think the groups have done a very good job of collecting their AR. We have a concerted effort to improve payment terms on new business that we sign. That is just a focus. That is something we are focusing on. We drove it into the incentive comp plans. I feel like we can continue to maintain 6% to 8% free cash flow has a percentage of revenue. I look at the capital intensity of the new businesses we signed this quarter, and I would say it is because it is more weighted towards the government side it is lower capital requirement than what we historically signed.
I feel pretty good about that.
David Grossman - Thomas Weisel Partners — Analyst
How about the working capital side in terms of the new bookings?
Kevin Kyser - Affiliated Computer Services — CFO
I still feel like we are going to be able to make modest improvements there. I don’t see that impacting it all that much.
David Grossman - Thomas Weisel Partners — Analyst

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Okay. Thanks. Secondly, you mentioned lower interest expense. Would that continue into the June quarter? I assume it would given the rates.
Kevin Kyser - Affiliated Computer Services — CFO
Obviously, LIBOR at the end of March started going the opposite way of the Fed funds. That is what our interest rates are tied to. So I think you will see a little bit of improvement sequentially but nothing major like this quarter. I think for now interest rates are where they are going to be for a while.
David Grossman - Thomas Weisel Partners — Analyst
Okay. One last thing. You talked about your wireless business really ramping I guess again this quarter. Can you just give us a sense. That area and that customer is getting to be fairly large. What kind of risk management tools do you have in place around that customer given some of the business challenges that they are facing?
Lynn Blodgett - Affiliated Computer Services — President, CEO
I think that is a very, very good question. It is something we are focused on. The biggest risk that we have with that particular customer or any of our wireless customers is the quality of service that we provide. These big providers spend a multiple of the amount that they pay us on the same type of services. If they have a volume decline they are spending so much more than what they have paid to us. Our job is to make sure we are the best provider.
As long as we are in there among their very best, as they have volume fluctuations doesn’t affect the higher performers it affects the lower quality suppliers. The number one risk is we are focused like hawks on the quality of service. We have monthly reviews with the client, we have quarterly reviews. I have met with their senior leadership in the last 60 days. We watch the accounts receivable very, very carefully.
We are focused on everything that is going on with that account. Our ramping schedules, our turnover, our collections and so on. But again the biggest risk by far is that we just need to make sure we are doing a good job.
David Grossman - Thomas Weisel Partners — Analyst
Very good.
Tom Burlin - Affiliated Computer Services — COO
That is an area where we talked about the divide and conquer. We broke that out into a separate business unit. Within our business processing solutions we also subdivided the focus on the wireless market. It is such an important client to us. There is a lot of focus operationally on how well we perform there.
David Grossman - Thomas Weisel Partners — Analyst
Thank you.
Lynn Blodgett - Affiliated Computer Services — President, CEO
Thanks, David. Next question?
Operator
Your next question comes from Adam Frisch from UBS.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Adam Frisch - UBS — Analyst
Hey guys it’s Adam. Good afternoon. Pretty nice job there, Lynn, on the bookings I don’t know what you are doing. But, stay out of the office. Stay on the road there.
Lynn Blodgett - Affiliated Computer Services — President, CEO
I think everybody in the office appreciates your sentiment.
Adam Frisch - UBS — Analyst
I want to go over the acquisitions real quickly. What was their contribution to the operating profit line in the quarter and how do you think they will trend over the next couple of quarters until the anniversary?
Kevin Kyser - Affiliated Computer Services — CFO
This is Kevin. I don’t have the actual results. Let me just give you general comments. We have provided in the highlights where once they get them fully integrated where they will be as it relates to the corporate margin. We’ve gave you sds, we believe that sds will be slightly accretive to the corporate average operating margin. On TMS we believe that is going to be slightly below the corporate average operating margin.
That gives you the puts and the takes. When we have acquisitions upfront there are upfront costs that we incur as it relates in the first month or two, but net-net it should be, slightly in line, I would say —
Adam Frisch - UBS — Analyst
Once they hit a normal run rate, they should be in line with the corporate average?
Kevin Kyser - Affiliated Computer Services — CFO
Yes. Obviously we closed a lot of these. I tried to lay out for you where the effected things were —
Adam Frisch - UBS — Analyst
I appreciate that.
Kevin Kyser - Affiliated Computer Services — CFO
That is the effective date from when they are included in our results. If you have look at Syan, probably, since that was the one that was there for most of the quarter. There is probably less than $1 million of EBITDA contribution.
Adam Frisch - UBS — Analyst
Okay —
Lynn Blodgett - Affiliated Computer Services — President, CEO
In the ensuing few minutes, we’ve pulled that number and it is less than $1 million.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Kevin Kyser - Affiliated Computer Services — CFO
I don’t know if that is what you are looking for.
Adam Frisch - UBS — Analyst
That is perfect. I wanted to ask you, you were real good on the last call about providing color on the margins for the March quarter. Do you think the spike in bookings over the past two quarters depressed the business unit level margin for the next couple of quarters or do you see a comeback on those two lines?
Lynn Blodgett - Affiliated Computer Services — President, CEO
You know, I hate to get too granular. We have said we think we will see similar margins next quarter. I think if I had to bet today if I would say that the operating margins in the business would be positively up. I don’t know if it would be 10, 20, 30, but it would be those would be up. Then we would probably have on the corporate side as we get later into the year we obviously accrue more bonus. I would say that the business units would be higher and that the G&A expenses in the corporate area, the corporate expenses would be higher and therefore would drag on the margins. But net-net I think if we are going to see similar consolidated operating margins in the fourth quarter.
Adam Frisch - UBS — Analyst
Than in the third quarter? You don’t expect it to go outside of the 11% to 12%?
Lynn Blodgett - Affiliated Computer Services — President, CEO
No, we feel comfortable with that.
Adam Frisch - UBS — Analyst
Lynn, I will save you some questions. The percentage of the business related to the mortgage industry obviously is weak this quarter. Anything to be worried about or is it something that is small? If it tracks the way it tracks it’s not going to affect the whole —
Lynn Blodgett - Affiliated Computer Services — President, CEO
I think the total between land records business and mortgage business the grand total is about $50 million to $55 million, something like that.
Adam Frisch - UBS — Analyst
That is small.
Lynn Blodgett - Affiliated Computer Services — President, CEO
And the contribution in terms of the negative was not half of that. The largest portion of that came because in the transactional BPO area, and there’s ramps, and we are ramping up in some cases hundreds and hundreds of people.
We might be slightly behind on our ramp. It doesn’t take very much for that to happen so nothing other than the stuff I worry about every day, which is everything. We just have to make sure we execute and do our job. There is nothing that was systemic in the fact that we had that shortfall in revenue.
Adam Frisch - UBS — Analyst

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
Great. I just wanted to gauge the overall size to avoid some problem later on. Thanks guys. Again, nice job on the bookings there .
Lynn Blodgett - Affiliated Computer Services — President, CEO
Let’s move on to the next question and have this be the final question.
Operator
Our last question comes from Bryan Keane from Credit Suisse.
Bryan Keane - Credit Suisse — Analyst
Good afternoon. You guys are obviously putting up big booking numbers. Lynn, I was hoping to see the organic growth move. Now we’re talking about the fourth quarter being similar to the third. Does that mean it’s just taking a little longer to ramp? We will start to see it in the beginning in the first quarter of 09? Just looking for some extra color —
Lynn Blodgett - Affiliated Computer Services — President, CEO
Yes, and as I said I was hoping that we would see about $10 million more. We share your concern about that or your observations about it. We are very confident that you are going to see improvement in internal growth. That is one of the reasons we spent the time Kevin spent the time going through the drivers of our internal growth. We are confident.
Obviously I would have liked to see it at 6%. We are $10 million behind that. On $1.5 billion of revenue it’s not, critical to continue to ramp and we have the signings and we are able to execute. I am not overly alarmed. I think it is a quarter behind what I was hoping for.
Bryan Keane - Credit Suisse — Analyst
Tom, there are pluses and minuses going on with your student loan program. Do you think it is going to be a benefit or drag when you look outgoing forward?
Tom Burlin - Affiliated Computer Services — COO
Thus far despite the credit markets we have seen a slight uptick. We haven’t seen the downside. Being practical, we would assume we would see downside. The shift is over to the direct loan and you can read the papers as we do.
There is a lot of activity about whether or not the federal government is going to buy back some of those loans to put them into other programs and how they are going to support this fall, the ability of students to get their loans. It has fallen into the direct student loan side, and we are the provider there. We are comfortable that the businesses are up about $350 million between them. We think it will be an immaterial shift between the two.
Bryan Keane - Credit Suisse — Analyst
Then I guess I will end the call asking about Kevin’s question about the margins. We did say an 11% to 12% bracket. We are towards the lower end. Is there something that could happen to get an increase in March, towards the mid or higher range maybe of that scale?
Tom Burlin - Affiliated Computer Services — COO
No, we have to drive incentive comp and offshore into the organization. Driving procurement, the procurement savings faster into the organization. That is what we do.

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Final Transcript
May. 01. 2008 / 4:30PM ET, ACS — Q3 2008 Affiliated Computer Services Earnings Conference Call
We focus on that day in and day out. There is always puts and takes for a quarter so, yes, you bet there are. We are striving to do that. We are also really focused on growth and the bookings and getting the growth back to where we want it to be. That in the short term kind of offsets the good that we have going on day-to-day in the business.
It is a situation where we would play out every day in order to get the bookings up. We feel very strongly about the 11% to 12% range.
Lynn Blodgett - Affiliated Computer Services — President, CEO
The best thing we can do to improve to bookings or to improve the margin is to improve growth because as we accelerate growth there are other startup costs that we talked about over and over again. The best thing we can do in terms of leveraging the infrastructure and the organization is to grow. As we are able to, there is this trade-off that we deal with every day.
You have startup costs associated with new contracts. In the long-term as we accelerate growth that will not be a negative on the margins it will be a positive. It comes down to what we are able to factor in and that becomes the most powerful driver of margins.
Bryan Keane - Credit Suisse — Analyst
Great. Congratulations to the management team. It is a quick turnaround on these results.
Lynn Blodgett - Affiliated Computer Services — President, CEO
Thank you. I will take a few seconds to thank our people. We have an organization that just is second to none in my opinion. I am proud of them. I thank you for the comment. Thank you for joining in the conference call today.

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